NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

April 30, 2025	Contact:	Steven F. Nicola
Chief Financial Officer
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2025 SECOND QUARTER

Fiscal 2025 Second Quarter Financial Highlights:
•Consolidated sales of $427.6 million for the FY 2025 2nd Quarter
•Significant increase in customer quotes for energy storage solutions
•Cost reduction programs remain on track
•SGK transaction expected to close in early May 2025; Company provides updated projections
•Webcast: Thursday, May 1, 2025, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, April 30, 2025 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its second quarter of fiscal 2025.

In discussing the results for the Company’s fiscal 2025 second quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The Company’s results for the fiscal 2025 second quarter were generally in line with our expectations. Our consolidated sales continued to be impacted by recent challenges in our engineering (energy storage solutions) business. However, demand and interest in our energy storage solutions are regaining strength as customer quotes since early February 2025 have exceeded $100 million.

“Despite the recent headwinds, adjusted EBITDA for the quarter was ahead of our expectations primarily reflecting the realization of benefits from recent cost reduction actions and improved price realization in several of our businesses. The cost reduction initiatives, which were announced last year, are progressing well and remain on track to generate cost savings above our initial estimate of $50 million.

“Following recent regulatory clearances, the SGK transaction is now expected to close in early May 2025. As we previously reported, consideration to Matthews upon closing will be $350 million upfront plus a 40% interest in the new entity. The upfront consideration includes cash of $250 million that will be primarily applied to debt reduction upon receipt. However, given the recent value of the Company’s common stock, we also now expect to utilize a portion of the proceeds for stock repurchases. The upfront consideration also includes preferred equity of $50 million. In addition, we will retain trade receivables of approximately $50 million under the Company’s securitization program, which we expect to be collected primarily within the next 90 days. We still project that the combined entity will generate synergies exceeding $50 million, which will greatly enhance the value of our 40% interest in the new entity.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
“The Company’s comprehensive evaluation of strategic alternatives for our entire portfolio remains ongoing. The Board and I firmly believe the inherent value of the Company is well above current trading levels and, over the next several months, we intend to identify the appropriate path to unlock this shareholder value. Although current stock market conditions have been challenging, all alternatives are being considered as we seek to realize the true value of our businesses.

“Net debt (outstanding debt less cash) increased modestly during the fiscal 2025 second quarter. Outstanding debt as reported increased $13.0 million, while consolidated cash increased $6.7 million. However, with the pending closing of the SGK transaction, outstanding debt will decrease significantly.

“In November 2024, we projected adjusted EBITDA of at least $205 million for fiscal 2025, which contemplated the SGK Brand Solutions segment in our consolidated results for the full fiscal year. Based on an SGK transaction closing in early May 2025, our pro forma consolidated adjusted EBITDA projection for fiscal 2025 has been updated to at least $190 million. This projection assumes a pro forma projection for the remaining 5 months of fiscal 2025 for our 40% interest in the new entity. The updated projection maintains the original amount of $205 million for the year, modified only for the pro forma impact of the SGK transaction. Please note that, as a result of the integration process of the new entity and transition to its stand-alone reporting systems, we plan to report our 40% interest on a one-quarter lag. As a result, our actual reported adjusted EBITDA will differ from pro forma results during this period.”

Second Quarter Fiscal 2025 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q2 FY2025	Q2 FY2024	Change	% Change
Sales	$427.6	$471.2	$(43.6)	(9.3)%
Net (loss) income attributable to Matthews	$(8.9)	$9.0	$(17.9)	(198.8)%
Diluted (loss) earnings per share	$(0.29)	$0.29	$(0.58)	NM
Non-GAAP adjusted net income	$10.5	$21.8	$(11.4)	(52.1)%
Non-GAAP adjusted EPS	$0.34	$0.69	$(0.35)	(50.7)%
Adjusted EBITDA	$51.4	$56.8	$(5.4)	(9.5)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the quarter ended March 31, 2025 were $427.6 million, compared to $471.2 million for the same quarter a year ago. The decrease primarily reflected lower sales for the Industrial Technologies and Memorialization segments, offset partially by higher sales for SGK Brand Solutions. The decrease for the Industrial Technologies segment primarily reflected lower engineering sales. The Memorialization segment decline primarily resulted from lower unit volumes of caskets, cemetery memorials, and cremation equipment, partially offset by improved price realization. Lower casketed deaths resulting from the continued normalization of death rates post-pandemic impacted the segment’s sales compared to a year ago. The sales increase for the SGK Brand Solutions segment primarily reflected an increase in brand experience sales and higher sales in the U.S. and Asia-Pacific brand markets.

Net loss attributable to the Company for the quarter ended March 31, 2025 was $8.9 million, or $0.29 per share, compared to net income of $9.0 million, or $0.29 per share in the prior year. On a non-GAAP adjusted basis, earnings for the fiscal 2025 second quarter were $0.34 per share, compared to $0.69 per share a year ago. The decrease was primarily attributable to lower consolidated adjusted EBITDA and higher interest expense for the current quarter compared to a year ago, and the unfavorable tax impact of non-deductible losses in Germany. Adjusted EBITDA for the fiscal 2025 second quarter was $51.4 million, compared to $56.8 million a year ago, primarily reflecting lower adjusted EBITDA in the Industrial Technologies and Memorialization segments.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025

Fiscal 2025 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2025	YTD FY2024	Change	% Change
Sales	$829.5	$921.2	$(91.7)	(10.0)%
Net (loss) income attributable to Matthews	$(12.4)	$6.7	$(19.1)	NM
Diluted (loss) earnings per share	$(0.40)	$0.22	$(0.62)	NM
Non-GAAP adjusted net income	$14.8	$33.2	$(18.4)	(55.4)%
Non-GAAP adjusted EPS	$0.48	$1.06	$(0.58)	(54.7)%
Adjusted EBITDA	$91.4	$102.3	$(10.9)	(10.7)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the six months ended March 31, 2025 were $829.5 million, compared to $921.2 million a year ago, representing a decrease of $91.7 million, or 10.0%. Changes in foreign currency rates were estimated to have an unfavorable impact of $5.7 million on fiscal 2025 consolidated sales compared to last year.

Net loss attributable to the Company for the six months ended March 31, 2025 was $12.4 million, or $0.40 per share, compared to net income of $6.7 million, or $0.22 per share in the prior year. On a non-GAAP adjusted basis, earnings for the six months ended March 31, 2025 were $0.48 per share, compared to $1.06 per share a year ago. The decrease was primarily attributable to lower consolidated adjusted EBITDA and higher interest expense compared to the prior year, and the unfavorable tax impact of non-deductible losses in Germany. Adjusted EBITDA for the first six months of fiscal 2025 was $91.4 million, compared to $102.3 million a year ago, reflecting lower adjusted EBITDA in the Industrial Technologies and Memorialization segments, offset partially by lower corporate and other non-operating costs.

Webcast

The Company will host a conference call and webcast on Thursday, May 1, 2025 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability to achieve the anticipated benefits of the proposed joint venture transaction, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, including changes in costs due to adjustments to tariffs or trade wars, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the Company's plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company's plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2025	2024	% Change	2025	2024	% Change
Sales	$427,629	$471,223	(9.3)%	$829,471	$921,209	(10.0)%
Cost of sales	(283,517)	(323,041)	(12.2)%	(559,667)	(640,674)	(12.6)%
Gross profit	144,112	148,182	(2.7)%	269,804	280,535	(3.8)%
Gross margin	33.7%	31.4%		32.5%	30.5%

Selling and administrative expenses	(133,884)	(117,895)	13.6%	(245,294)	(231,026)	6.2%
Amortization of intangible assets	(4,280)	(8,959)	(52.2)%	(12,888)	(18,754)	(31.3)%
Operating profit	5,948	21,328	(72.1)%	11,622	30,755	(62.2)%
Operating margin	1.4%	4.5%		1.4%	3.3%

Interest and other deductions, net	(17,592)	(13,423)	31.1%	(29,096)	(25,879)	12.4%
(Loss) income before income taxes	(11,644)	7,905	NM	(17,474)	4,876	NM
Income taxes	2,728	1,122	143.1%	5,086	1,848	175.2%
Net (loss) income	(8,916)	9,027	(198.8)%	(12,388)	6,724	NM
Non-controlling interests	—	—	—%	—	—	—%
Net (loss) income attributable to Matthews	$(8,916)	$9,027	(198.8)%	$(12,388)	$6,724	NM

(Loss) earnings per share -- diluted	$(0.29)	$0.29	NM	$(0.40)	$0.22	NM

Earnings per share -- non-GAAP (1)	$0.34	$0.69	(50.7)%	$0.48	$1.06	(54.7)%

Dividends declared per share	$0.25	$0.24	4.2%	$0.50	$0.48	4.2%

Diluted Shares	31,192	31,219		31,113	31,213
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Sales:
Memorialization	$205,620	$222,156	$396,106	$430,227
Industrial Technologies	80,835	116,136	161,368	227,510
SGK Brand Solutions	141,174	132,931	271,997	263,472
	$427,629	$471,223	$829,471	$921,209

Adjusted EBITDA:
Memorialization	$45,038	$46,614	$81,650	$83,314
Industrial Technologies	6,042	10,028	7,874	19,650
SGK Brand Solutions	15,596	15,370	27,888	28,263
Corporate and Non-Operating	(15,262)	(15,212)	(25,975)	(28,945)
Total Adjusted EBITDA (1)	$51,414	$56,800	$91,437	$102,282

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	March 31, 2025	September 30, 2024
ASSETS
Cash and cash equivalents	$40,246	$40,816
Accounts receivable, net	146,135	205,984
Inventories, net	205,241	237,888
Other current assets	262,791	147,855
Total current assets	654,413	632,543
Property, plant and equipment, net	222,365	279,499
Goodwill	473,119	697,123
Other intangible assets, net	86,775	126,026
Other long-term assets	390,571	99,699
Total assets	$1,827,243	$1,834,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt, current maturities	$6,357	$6,853
Other current liabilities	404,922	427,922
Total current liabilities	411,279	434,775
Long-term debt	815,823	769,614
Other long-term liabilities	191,901	193,295
Total liabilities	1,419,003	1,397,684

SHAREHOLDERS' EQUITY
Total shareholders' equity	408,240	437,206
Total liabilities and shareholders' equity	$1,827,243	$1,834,890

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(12,388)	$6,724
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	40,735	46,784
Changes in working capital items	(43,362)	(35,609)
Other operating activities	(3,666)	11,942
Net cash (used in) provided by operating activities	(18,681)	29,841

Cash flows from investing activities:
Capital expenditures	(18,271)	(24,033)
Acquisitions, net of cash acquired	(2,218)	(5,825)
Other investing activities	16,594	95
Net cash used in investing activities	(3,895)	(29,763)

Cash flows from financing activities:
Net proceeds from long-term debt	50,218	41,633
Purchases of treasury stock	(4,426)	(17,220)
Dividends	(17,047)	(16,691)
Other financing activities	4,806	(4,704)
Net cash provided by financing activities	33,551	3,018

Effect of exchange rate changes on cash	(1,545)	300
Less: Net change in cash and cash equivalents classified as assets held-for-sale	(10,000)	—

Net change in cash and cash equivalents	$(570)	$3,396

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP system integration costs, strategic initiative and other charges (which includes non-recurring charges related to certain commercial and operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net (loss) income	$(8,916)	$9,027	$(12,388)	$6,724
Income tax benefit	(2,728)	(1,122)	(5,086)	(1,848)
(Loss) income before income taxes	$(11,644)	$7,905	$(17,474)	$4,876
Interest expense, including RPA and factoring financing fees (1)	17,010	13,783	33,864	26,534
Depreciation and amortization *	18,231	23,261	40,735	46,784
Acquisition and divestiture related items (2)**	15,773	2,062	16,350	3,299
Strategic initiatives and other items (3)**†	5,373	4,962	5,988	10,882
Highly inflationary accounting losses (primarily non-cash) (4)	520	390	711	710
Stock-based compensation	6,018	4,327	10,997	8,978
Non-service pension and postretirement expense (5)	133	110	266	219
Total Adjusted EBITDA	$51,414	$56,800	$91,437	$102,282
Adjusted EBITDA margin	12.0%	12.1%	11.0%	11.1%

(1) Includes fees for receivables sold under the RPA and factoring arrangements totaling $1,145 and $1,238 for the three months ended March 31, 2025 and 2024, respectively, and $2,317 and $2,413 for the six months ended March 31, 2025 and 2024, respectively.

(2) Includes certain non-recurring items associated with recent acquisition and divestiture activities and also includes a loss of $2,072 for the three and six months ended March 31, 2025 related to the divestiture of a business in the Industrial Technologies segment. Fiscal 2025 also includes costs related to the pending sale of the Company's interest in the SGK Brand Solutions business which totaled $10,586 for the three months ended March 31, 2025 and $11,485 for the six months ended March 31, 2025.

(3) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, Inc. ("Tesla"), which totaled $1,757 and $2,602 for the three months ended March 31, 2025 and 2024, respectively, and $8,624 and $4,972 for the six months ended March 31, 2025 and 2024, respectively. Fiscal 2025 includes costs related to the Company's 2025 contested proxy which totaled $4,538 for the three months ended March 31, 2025 and $4,902 for the six months ended March 31, 2025. Fiscal 2025 includes net gains on the sales of certain significant property and other assets of $8,655 for the six months ended March 31, 2025. Fiscal 2025 also includes loss recoveries totaling $1,170 for the six months ended March 31, 2025 which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(4) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $7,170 and $6,914 for the Memorialization segment, $5,644 and $5,571 for the Industrial Technologies segment, $4,718 and $9,669 for the SGK Brand Solutions segment, and $699 and $1,107 for Corporate and Non-Operating, for the three months ended March 31, 2025 and 2024, respectively. Depreciation and amortization was $14,372 and $13,327 for the Memorialization segment, $11,318 and $11,948 for the Industrial Technologies segment, $13,578 and $19,241 for the SGK Brand Solutions segment, and $1,467 and $2,268 for Corporate and Non-Operating, for the six months ended March 31, 2025 and 2024, respectively.
** Acquisition and divestiture costs, ERP system integration costs, and strategic initiatives and other charges were $2,410 and $1,037 for the Memorialization segment, $2,264 and $4,431 for the Industrial Technologies segment, $416 and $358 for the SGK Brand Solutions segment, and $16,056 and $1,198 for Corporate and Non-Operating, for the three months ended March 31, 2025 and 2024, respectively. Acquisition costs, ERP system integration costs, and strategic initiatives and other charges were $3,713 and $1,097 for the Memorialization segment, $6,383 and $9,799 for the Industrial Technologies segment, $1,130 and $1,221 for the SGK Brand Solutions segment, and $11,112 and $2,064 for Corporate and Non-Operating, for the six months ended March 31, 2025 and 2024, respectively.
† Strategic initiatives and other items includes charges for exit and disposal activities (including severance and other employee termination benefits) totaling $2,471 of income and $822 of expenses for the three months ended March 31, 2025 and 2024, respectively, and $1,305 of income and $2,783 of expenses for the six months ended March 31, 2025 and 2024, respectively. Refer to Note 9, "Restructuring" for further details.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,				Six Months Ended March 31,
	2025		2024		2025		2024
		per share		per share		per share		per share
Net (loss) income attributable to Matthews	$(8,916)	$(0.29)	$9,027	$0.29	$(12,388)	$(0.40)	$6,724	$0.22
Acquisition and divestiture costs (1)	12,353	0.40	1,511	0.05	12,708	0.41	2,410	0.08
Strategic initiatives and other charges (2)	3,197	0.11	4,093	0.12	3,901	0.13	9,097	0.28
Highly inflationary accounting losses (primarily non-cash) (3)	520	0.01	390	0.01	711	0.02	710	0.02
Non-service pension and postretirement expense (4)	99	0.01	83	0.01	199	0.01	164	0.01
Amortization	3,210	0.10	6,720	0.21	9,666	0.31	14,066	0.45
Adjusted net income	$10,463	$0.34	$21,824	$0.69	$14,797	$0.48	$33,171	$1.06

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 25.7% and 24.9% for the three and six months ended March 31, 2025, respectively, and 27.8% and 27.1% for the three and six months ended March 31, 2024, respectively.
(1) Includes certain non-recurring items associated with recent acquisition and divestiture activities and also includes a loss of $2,072 for the three and six months ended March 31, 2025 related to the divestiture of a business in the Industrial Technologies segment. Fiscal 2025 also includes costs related to the pending sale of the Company's interest in the SGK Brand Solutions business which totaled $10,586 for the three months ended March 31, 2025 and $11,485 for the six months ended March 31, 2025.

(2) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, Inc. ("Tesla"), which totaled $1,757 and $2,602 for the three months ended March 31, 2025 and 2024, respectively, and $8,624 and $4,972 for the six months ended March 31, 2025 and 2024, respectively. Fiscal 2025 includes costs related to the Company's 2025 contested proxy which totaled $4,538 for the three months ended March 31, 2025 and $4,902 for the six months ended March 31, 2025. Fiscal 2025 includes net gains on the sales of certain significant property and other assets of $8,655 for the six months ended March 31, 2025. Fiscal 2025 also includes loss recoveries totaling $1,170 for the six months ended March 31, 2025 which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(3) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(4) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the quarter ended March 31, 2025	$205,620	$80,835	$141,174	$—	$427,629
Changes in foreign exchange translation rates	422	1,519	2,544	—	4,485
Constant currency sales for the quarter ended March 31, 2025	$206,042	$82,354	$143,718	$—	$432,114

Reported sales for the six months ended March 31, 2025	$396,106	$161,368	$271,997	$—	$829,471
Changes in foreign exchange translation rates	507	1,915	3,244	—	5,666
Constant currency sales for the six months ended March 31, 2025	$396,613	$163,283	$275,241	$—	$835,137

Reported adjusted EBITDA for the quarter ended March 31, 2025	$45,038	$6,042	$15,596	$(15,262)	$51,414
Changes in foreign exchange translation rates	62	44	287	(10)	383
Constant currency adjusted EBITDA for the quarter ended March 31, 2025	$45,100	$6,086	$15,883	$(15,272)	$51,797

Reported adjusted EBITDA for the six months ended March 31, 2025	$81,650	$7,874	$27,888	$(25,975)	$91,437
Changes in foreign exchange translation rates	77	70	384	(54)	477
Constant currency adjusted EBITDA for the six months ended March 31, 2025	$81,727	$7,944	$28,272	$(26,029)	$91,914

Matthews International Reports Results for Fiscal 2025 Second Quarter

April 30, 2025
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	March 31, 2025	December 31, 2024	September 30, 2024

Long-term debt, current maturities	$6,357	$7,260	$6,853
Long-term debt	815,823	801,951	769,614
Total debt	822,180	809,211	776,467

Less: Cash and cash equivalents	(40,246)	(33,513)	(40,816)

Net Debt	$781,934	$775,698	$735,651

Adjusted EBITDA (trailing 12 months)	$194,312	$199,698	$205,157

Net Debt Leverage Ratio	4.0	3.9	3.6

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